UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 11, 2005

Riggs National Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-9756 (Commission File Number)	52-1217953 (IRS Employer Identification No.)

1503 Pennsylvania Avenue, N.W., Washington, D.C. 20005
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (202) 835-4309

Item 5.02. Departure of Principal Officer; Appointment of Principal Officer.

     On March 7, 2005, Robert L. Allbritton resigned as Chairman of the Board and Chief Executive Officer of Riggs National Corporation (“RNC”) and Chairman of the Board of Riggs Bank N.A.

     On March 9, 2005, the Board of Directors of RNC appointed Tony Terracciano as its non-executive Chairman of the Board and Lawrence I. Hebert as Chief Executive Officer of RNC. Each appointment is subject to the receipt of required regulatory approvals.

     Mr. Terracciano has been a member of RNC’s Board of Directors since May 2004. From June 1999 to January 2002, he served as chairman of Dime Bancorp, a savings bank holding company. Mr. Terracciano served on the boards of directors of American Water Works Company Inc., a water company, from December 1997, and held the position of Vice Chairman from May 1998 until January 2003. He was President of First Union Corporation, a commercial bank, from June 1995 to June 1997. Mr. Terracciano currently is a director of IKON Office Solutions, an office copier company, Knoll, Inc., a furniture company, and Avaya, Inc., a telecom company. Mr. Terracciano is 66 years old.

     Mr. Hebert has been a member of RNC’s Board of Directors since December 1988. Since February 2001, he has served as a member of the Board and President and Chief Executive Officer of Riggs Bank N.A., having previously served as director from 1981 to 1996. In addition, he is and has been a director of Riggs Bank Europe Limited, Riggs Investment Advisors Inc., and Riggs & Co. International Limited, all of which are or were indirect subsidiaries of RNC, since January 1986, June 1989, and April 2002, respectively. Mr. Hebert is a director of Allied Capital Corporation, a business development company offering mezzanine and commercial mortgage loans to businesses, a position he has held since 1989. From 1983 until October 2004, he held various positions at Allbritton Communications Company, including, until 2001, Chairman, Chief Executive Officer, and President, and was President of that company’s parent company, Perpetual Corporation, from 1981 to October 2004. Until October 2004, Mr. Hebert was also President of Westfield News Advertiser, Inc. and its successor, the owner of Westfield News Publishing, Inc. Mr. Hebert is 58 years old.

     During 2004, Allbritton Communications Company paid RNC $506,160 for rental of office space in an office building owned by Riggs Bank N.A. under a lease that extends through January 31, 2007, use of entertainment suites at sports stadiums and bank account service charges.

Item 8.01. Other Events.

     A press release dated March 9, 2005 regarding the appointments described in Item 5.02 of this Current Report is attached hereto as Exhibit 99.1.

Item 9.01.Exhibits.

99.1	Press release of Riggs National Corporation dated March 9, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIGGS NATIONAL CORPORATION
By:	/s/ Steven T. Tamburo
Steven T. Tamburo
Chief Financial Officer

Dated: March 11, 2005

Exhibit Index

Exhibit
Number	Description of Exhibits
99.1	Press release of Riggs National Corporation dated March 9, 2005.